                                                                   EXHIBIT 99.8



               AT&T ANNUAL MEETING OF SHAREHOLDERS - [DATE], 2002

                                                     IMPORTANT
                                                       INFORMATION
                                                     FOR AT&T
                                                       SHAREHOLDERS

[picture of woman on phone]
[picture of family relaxing together]
[picture of Comcast remote control device]
[picture of three children gathered around a laptop computer]


                                                          Vote Now by
                                                          Telephone,
                                                          Internet, or Mail!



                             YOUR VOTE IS IMPORTANT!
                                                                     [AT&T logo]

EXACTLY WHAT IS    You are being asked to vote on normal annual meeting business
BEING VOTED ON?    and several special management proposals that would authorize the proposed restructuring of AT&T.

                   MERGER PROPOSAL

                   - Approve the merger proposal that would combine the assets of AT&T Broadband and Comcast Corporation to create a new corporation called AT&T Comcast Corporation. This merger will create the world's premier broadband communications company.

                   AT&T CONSUMER SERVICES GROUP TRACKING STOCK

                   - Authorize the creation of a tracking stock that is intended to reflect the financial performance of AT&T's Consumer Services businesses (such as AT&T consumer long distance service and AT&T Worldnet (R)).

                   - Approve the establishment of incentive and employee stock purchase plans related to the Consumer tracking stock.

                   REVERSE STOCK SPLIT

                   - Approve an amendment to AT&T's charter to effect a one-for-
                     five reverse split of AT&T's common stock at the discretion of the board of directors.

                   OTHER ANNUAL MEETING BUSINESS

                   - Elect directors for the next year, ratify the appointment of auditors, and vote on proposals submitted by AT&T shareholders.


[picture of young girl on phone]  YOUR VOTE IS IMPORTANT
                                        ON ALL OF THESE PROPOSALS.

HOW WILL THE       If you continue to hold your shares of AT&T common stock and
APPROVAL OF        AT&T completes the proposed merger transaction with Comcast,
THE PROPOSALS      creates and issues the Consumer tracking stock and undertakes
IMPACT AT&T        the reverse stock split as described on the proxy statement/
SHAREHOLDERS?      prospectus, you will own shares* of three different stocks:

                   NEW
                   - AT&T Comcast Corporation common stock -- issued as a result of the merger following a stock dividend of AT&T Broadband

                   NEW
                   - AT&T Consumer Services Group tracking stock -- issued as a stock dividend

                   - "New" AT&T Corp. Common Stock issued as a result of the
                     reverse stock split-- in exchange for "Old" AT&T Corp. Common Stock (see details below).

[CHART with border
"As a result of the AT&T Comcast transaction and the issuance of AT&T Consumer Services Group tracking stock"

                                 AT&T
                             Common Stock

          HOLDERS WOULD       HOLDERS WILL         HOLDERS WOULD
            RECEIVE         CONTINUE TO HOLD         RECEIVE
               |                   |                     |
               |                   |                     |
               V                   V                     V
          AT&T Comcast        AT&T Common          AT&T Consumer
            Stock                Stock             Services Group
                                                   Tracking Stock

                                                                               ]

[side-by-side with CHART with border
"As a result of the stock split"

                         As a result of the stock split

                                [ ][ ][ ][ ][ ]
                              5 Shares "Old" AT&T
                                  Common Stock

                                    WILL BE
                                 EXCHANGED FOR
                                       |
                                       |
                                       V
                                 1 Share "New"
                                  AT&T Common
                                     Stock

                                                                               ]

HOW DOES THE       Over the past several years, AT&T has undertaken several
REVERSE STOCK      significant restructuring initiatives, including the split-
SPLIT WORK?        off of AT&T Wireless and the proposed merger of AT&T
                   Broadband and Comcast Corporation to create AT&T Comcast
                   Corporation. Last year, AT&T distributed shares in AT&T
                   Wireless to shareholders, and will distribute shares of AT&T
                   Broadband as part of the AT&T Comcast transaction.

                   The value received by shareholders through these various distributions has the effect of reducing the stock price of AT&T Common Stock. The intention of the reverse stock split is to bring the price of AT&T more in line with customary stock trading levels, including other companies within the Dow Index and S&P 500 and other NYSE companies.

                   A reverse stock split does not change the value of a shareholder's ownership in a company; it is simply a mathematical adjustment that decreases the number of AT&T outstanding shares by the approved ratio, while increasing the economic interest represented by each share proportionally. THE OVERALL ECONOMIC INTEREST REPRESENTED BY YOUR SHARES STAYS THE SAME.

                   For example, the proposed 1-for-5 split would result in a shareowner owning one share for every five shares owned before the split. At the same time, the economic interest represented by each share of AT&T common stock would be five times the economic interest represented by a share before the reverse stock split.

                   *To the extent that you are entitled to any fractional share of either of the new securities, you may receive a check for the net proceeds resulting from the sale of that fractional share.

WHAT DO            RIGHT NOW
SHAREHOLDERS       - Read the proxy statement/prospectus carefully.
NEED TO DO?
                   - Vote on the proposals.

                   Please follow the instructions on the enclosed proxy card or voting instruction form to cast your vote.

                   ONCE THE TRACKING STOCK PROPOSAL
                   AND MERGER TRANSACTIONS ARE APPROVED

                   At the time the AT&T board of directors announces any of the proposed transactions, whether the issuance of the AT&T Consumer Services Group tracking stock, the anticipated completion of the merger transaction or the reverse stock split, they will announce a "record date" and a "distribution date." It is important for you to understand how this works.

                   - If your shares are held in a bank or brokerage account and you are considering buying or selling AT&T common stock around the time of the stock dividend distribution, the timing of your transaction is very important. If you sell your shares after the record date and before the distribution date you may not be eligible to receive the stock dividend, depending upon how your broker handles the sale. Please contact your broker to ensure that your transaction is executed properly.

                   - If you are a registered shareholder -- in other words, your shares are owned directly with AT&T and not held in a bank or brokerage account -- you must own AT&T common stock at the close of the market on the record date to be eligible for the stock distribution.


                     [picture of young man holding football and watching television]


                   *To the extent that you are entitled to any fractional share of either of the new securities, you may receive a check for the net proceeds resulting from the sale of that fractional share. Some shareholders may receive only a check for the net proceeds if they own a number of AT&T shares that would result in only a fraction of a share of the stock dividend or a fraction of a share of AT&T common stock as a result of the reverse split.

MAKE SURE          THREE EASY WAYS TO VOTE
YOUR VOTE IS
COUNTED!              - VOTE BY TELEPHONE              VOTE NOW!

                      - VOTE ON THE INTERNET

                      - MAIL IN YOUR PROXY CARD

                   Most shareholders are now able to vote their proxies by telephone or via the Internet. Please refer to your proxy card (or voting instruction form if your shares are held in a bank or brokerage account) to determine if you can use one of these convenient and secure electronic forms of voting. Electronic voting can save you time while saving money for your Company. If you vote by telephone or Internet, it is not necessary to return your proxy card. Your vote must be received in time for the Annual Meeting on [date], 2002.

                   O PLEASE NOTE THAT TO CAST YOUR VOTE    [picture of couple
                     FOR THESE PROPOSALS, YOU MUST VOTE.   watching television,
                                                           man holds remote]
                   O IF YOU TAKE NO ACTION, IT WILL,
                     IN EFFECT, BE COUNTED AS A VOTE
                     AGAINST THE MERGER TRANSACTIONS
                     AND THE TRACKING STOCK PROPOSAL

                   If your shares are held in a bank or brokerage account, you still need to take action for your vote to be counted. Your investment representative cannot vote your shares for you with respect to any of the management proposals other you with respect to any of the management proposals other than the reverse stock split proposal -- you MUST inform your broker of your vote by submitting the voting instruction form according to the directions provided.

                   YOUR BOARD OF DIRECTORS CONSIDERS THESE TO BE IMPORTANT DECISIONS FOR YOUR COMPANY AND RECOMMENDS A VOTE FOR THE MANAGEMENT PROPOSALS.





NEED MORE          The proxy statement/prospectus explains in detail how the
INFORMATION?       approval of the proposed amendments will affect shareholders.
                   If you need further clarification, another copy of the proxy statement/prospectus, or a proxy card, contact the AT&T Proxy
                   Information Center at 1-866-777-9124, or visit the AT&T
                   Investor Relations web site at www.att.com/ir.

                   IT IS IMPORTANT THAT YOU FULLY UNDERSTAND THESE PROPOSALS BEFORE YOU VOTE. PLEASE REVIEW THE ENCLOSED PROXY STATEMENT/ PROSPECTUS.

                   IF YOU HAVE ELECTED TO ACCESS THESE DOCUMENTS ELECTRONICALLY IN LIEU OF RECEIVING PAPER COPIES, YOU MAY VIEW THESE DOCUMENTS AT WWW.ATT.COM/IR.





                                               YOUR VOTE IS IMPORTANT--VOTE NOW!
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ELECTRONIC         the opportunity to electronically access annual reports,
ACCESS OF          proxy statements, and other documents via the Internet
AT&T PROXY         instead of receiving paper copies. To sign up and consent to
AND OTHER          electronic access, visit our web site at
MATERIALS!         www.att.com/ir/ir_signup.html or call 1-800-348-8288. If your shares are held in a bank or brokerage account, call your broker to request electronic access or sign up on the web at www.icsdelivery.com.


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                   (C) 2002 AT&T All Rights Reserved  [recycling logo]
                   4900-BROC-02                       Printed on recycled paper